Calculation of Filing Fee Tables
S-3
BOSTON SCIENTIFIC CORP
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	3.000% Notes due 2031	457(r)	850,000,000		$ 888,147,741.60	0.0001531	$ 135,975.42
Fees to be Paid	2	Debt	3.250% Notes due 2034	457(r)	650,000,000		$ 677,825,857.80	0.0001531	$ 103,775.14
Fees to be Paid	3	Other	Guarantees	Other			$ 0.00	0.0001531	$ 0.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 1,565,973,599.40		$ 239,750.56
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 239,750.56
Offering Note
[1]	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, based upon a Euro-to-U.S. dollar exchange rate of EUR1 to $1.0458 as of February 21, 2025 as reported on Bloomberg.

[2]	See offering note 1.

[3]	No separate consideration will be received for any guarantee of debt securities. Accordingly, pursuant to Rule 457(n) of the Securities Act of 1933, as amended, no separate filing fee is required.

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $1,565,973,599.40. The prospectus is a final prospectus for the related offering.